EXHIBIT 99

Contact:

Dennis E. Nixon
Chairman & CEO
International Bancshares Corporation
(956) 722-7611

Katie Brickman
Taylor West Advertising
(210) 826-8899

FOR IMMEDIATE RELEASE:

    INTERNATIONAL BANCSHARES CORPORATION REPORTS THIRD QUARTER 1999 EARNINGS

LAREDO, Texas--(BUSINESS WIRE)--November 5, 1999--International Bancshares Corporation (NASDAQ:IBOC) today reported earnings for the third quarter of 1999 of $17.9 million or $1.03 per share - basic ($1.01 per share - diluted) compared to $13.4 million or $.76 per share - basic ($.74 per share diluted) in the corresponding 1998 period. Earnings for the first nine months of 1999 were $49.8 million or $3.17 per share - basic ($3.11 per share diluted) compared to $39.8 million or $2.52 per share - basic ($2.45 per share diluted) in the corresponding 1998 period.

      Dennis E. Nixon, CEO and chairman of the board, stated that the Company's third quarter earnings represent a 33% increase over the corresponding 1998 period. "I'm extremely pleased with the results for the third quarter, coming on the heels of very strong earnings performance in the first two quarters of 1999," he said. "The Company's year to date 1999 performance is 25% ahead of 1998, reflecting very favorably on IBC's commitment to superior earnings. In terms of earnings per share, these earnings results translate into a 36% increase in diluted earnings per share for the third quarter, and a 27% increase for the first nine months, truly demonstrating that IBC is 'doing more' for each shareholder."

      Income before goodwill charges, which excludes the amortization of core deposit intangibles and goodwill, increased 31% to $18.8 million or $1.19 per share - basic ($1.17 per share - diluted) for the third quarter of 1999 compared to $14.3 million or $.91 - per share - basic ($.88 per share - diluted) in the corresponding 1998 period.

      Total assets at September 30, 1999, were $5.3 billion compared to $4.9 billion at September 30, 1998. Deposits at September 30, 1999, were $3.4 billion compared to $3.3 billion at September 30, 1998.

      IBC is a $5.3 billion multi-bank holding company headquartered in Laredo, Texas, with over 90 facilities and 164 ATM's serving 28 communities including Houston, San Antonio, Corpus Christi, McAllen, Brownsville, Port Lavaca, Zapata and throughout the Rio Grande Valley and the Texas Gulf Coast.

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"Safe Harbor" statement under the Private Securities Litigation Reform Act of
1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC's filings with the Securities and Exchange Commission.

Copies of IBC's SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the Internet at no charge from FreeEDGAR, a real-time access to SEC filings site located at HTTP://WWW.FREEEDGAR.COM.

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